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Exhibit 10.29

EMPLOYMENT AGREEMENT

        The undersigned:

          1.     CIBER International B.V., having its registered office in (1075 XJ) Amsterdam, Amstelveenseweg 88 -1, the Netherlands, represented by (name representative), hereinafter referred to as "Employer" or the "Company";

and

          2.     Mr. Thomas Johannes Cornelis VAN DEN BERG, residing at [place], hereinafter referred to as "the Executive";

HAVE AGREED ON THEIR EMPLOYMENT AGREEMENT AS FOLLOWS:

WHEREAS:

  •
  The Executive is employed by (the predecessor of) CIBER Nederland B.V. for an indefinite period of time since 2 December 1999 and was appointed as managing director of CIBER Nederland B.V. as of 6 June 2003;

  •
  The Employer wishes to engage the Executive in the position of Executive Vice President of CIBER, Inc. and President International Division on the terms and conditions set out in this executive employment agreement ("Employment Agreement"). The Executive has accepted this position;

  •
  The employment agreement between CIBER Nederland B.V. and the Executive will be terminated by mutual consent as of the date that the Parties enter in this Employment Agreement while continuing the Executive's service years built up at CIBER Nederland B.V. as of 2 December 1999;

  •
  The Executive already was appointed as Director A of the Company since 1 April 2002, by means of a shareholder's decision of that date.

HAVE AGREED AS FOLLOWS:

1.
INTERPRETATION

1.1
In this Employment Agreement:

  "Board" means the board of directors of the Parent or any committee duly appointed by it.

  "Chief Executive" means the Chief Executive and President of the Parent.

  "Group Company" means any group company of the Parent.

  "Parent" means CIBER, Inc.

  "Termination Date" means the date on which the Employment Agreement of the Executive under this Agreement shall terminate.

2.
COMMENCEMENT, TERM AND NOTICE

2.1
The Employment Agreement will commence on 1 August 2011 and is entered into for an indefinite period of time. Notice may be given only in writing.

2.2
The Executive and the Employer may terminate the Employment Agreement with due observance of a notice period of one (1) month and the Employer may terminate the Employment Agreement with due observance of notice period of two (2) months.

2.3
The Employment Agreement will end in any event without notice being required at the end of the month in which the Executive reaches the pensionable age set by the Government, currently 65.

3.
POSITION

3.1
The Executive shall enter into an employment agreement with Employer in the position of Executive Vice President of CIBER, Inc and President of the International Division of CIBER, Inc., effective as of 1 August 2011.

4.
DUTIES

4.1
During this Employment Agreement the Executive shall:

(a)
perform the duties and exercise the powers and functions that from time to time may reasonably be assigned to or vested in him by the Chief Executive or the Board in relation to the Company and any Group Company and if and for so long as required by the Board act as a director of any Group Company;

(b)
devote the whole of his time, attention and ability to his duties under this Agreement;

(c)
comply with all reasonable requests, instructions and regulations given or made by the Chief Executive or the Board (or by any one authorised by it and keep it regularly informed and promptly provide such explanations, information and assistance as to his activities or the business of the Company and any Group Company as the Chief Executive or Board may reasonably require;

(d)
promptly disclose to the Board any misconduct or breach of duty on his part and any information that comes into his possession that adversely affects or may adversely affect the Company or any Group Company or the business of the Company or any Group Company including, but not limited to:

(i)
the plans of any other senior employee to leave the Company or any Group Company (whether alone or in concert with any other employee);

(ii)
the plans of any other senior employee (whether alone or in concert with any other employee) to engage or be concerned or interested directly or indirectly in any other trade, business or occupation whatsoever including as director, shareholder, principal, consultant, agent, partner or employee of any other person, firm or company; or

(iii)
the misuse by any employee of any confidential information belonging to the Company or any Group Company;

(e)
faithfully and loyally serve the Parent and the Company to the best of his ability and use his utmost endeavours to promote its interests and those of the Group Companies in all respects; and

(f)
comply with all relevant rules, regulations, policies and procedures of the Parent and the Company.

4.2
Notwithstanding the provisions of clause 4.1 the Chief Executive or the Board shall:

(a)
be entitled at any time to appoint another person or persons to act jointly with the Executive in the performance of any of his duties and the exercise of any of his powers and functions; and

  (b)
  have the right to require the Executive at any time to carry out such special projects or functions or duties as the Chief Executive or Board shall in its or their absolute discretion determine to be necessary or appropriate.

5.
CONFLICTS OF INTEREST

        The Executive shall not, during the period of his employment by the Company:

  (a)
  engage in any activities that could detract from the proper performance of his duties under this Agreement;

  (b)
  engage or be concerned or interested directly or indirectly in any other trade, business or occupation whatsoever including as director, shareholder, principal, consultant, agent, partner or employee of any other person, firm or company (save as the holder for investment of any securities that do not exceed three per cent in nominal value of the issued share capital or stock of any class of any company quoted on a recognised stock exchange) without first having obtained the prior written consent of the Board; and

  (c)
  without the prior written consent of the Chief Executive or the Board directly or indirectly receive or retain any payment or benefit, either in respect of any business transacted (whether or not by him) by or on behalf of the Parent or the Company or any Group Company or with a view to any such business being transacted.

6.
WORKING HOURS AND WORK PLACE

6.1
The Executive shall work five days a week on the affairs of the Employer and any company affiliated with the Employer. The working hours amount to 40 hours a week.

6.2
The Executive's normal place of work shall be Eindhoven, The Netherlands without prejudice to the right of Employer to request the performance of work elsewhere (whether inside or outside the Netherlands) for such periods as may from time to time be required.

6.3
The Executive covenants that, at the Employer's request, he will work overtime outside the normal working hours whenever a proper performance of his duties so require. With respect to said overtime, no remuneration will be paid.

7.
SALARY AND BONUS

7.1
The Executive will receive a gross annual salary of EUR 367.170, on the basis of a 40-hour working week.

7.2
The gross monthly salary includes 8% holiday allowance.

7.3
The Executive is eligible to participate in the Company's cash bonus compensation plans available to employees of Company in the employment category Executive is classified in. Any such cash bonus compensation plan may be amended, replaced, or discontinued from time to time in the sole discretion of Company or Parent.

7.4
The employee takes part in CIBER Nederland BV's LTI program.

7.5
The employee takes part in CIBER Nederland BV's pension plan. The pension plan is based on the Defined Contribution principle. The annual available premium is based on an age related premium table. The applicable percentages are calculated over the pension calculation base. This calculation base has been defined as: annual salary minus the AOW-offset. The annual salary is the base salary (12 times the monthly salary + holiday allowance). The employer will contribute 2/3rd of the available pension premium. The employee will contribute 1/3rd of the available pension premium. The employee's contribution will be settled through a gross retention which is deducted from the employee's monthly salary.

8.
OPTIONS

8.1
The Executive may be granted on an annual basis equity compensation (for example, stock options based on the shares of CIBER, Inc. common stock or restricted stock units) under the terms and conditions set forth in CIBER'S Equity Incentive Plan.

9.
CAR AND HOUSING ALLOWANCE

9.1
The Employer shall provide the Executive with a company car with a maximum lease price, exclusive fuel and VAT, of EUR 30.000 per year. The Employer will withhold the wage tax and employee insurance premiums due in relation to the private use of the lease car unless the Executive has filed a statement at the tax authorities that he will not be using the lease car for private purposes.

9.2
Upon termination of the Employment Agreement or if the Executive has been placed in non-active service, the Executive will return the lease car to the Employer, together with the keys, papers and other accessories, in a good state of repair at the Employer's first request. If the Executive is ill for a period longer than 2 months, the Employer will be entitled to suspend the use of the company car/lease car until the Executive resumes work.

9.3
The Company shall provide a housing allowance of EUR 4500 per month for a period of time not to exceed eighteen (18) months in the event of Executive's relocation provided that the Parent determines Executive's relocation is advantageous to the Parent.

10.
EXPENSE ALLOWANCE

10.1
The Employer will compensate the Executive for expenses directly related to the performance of his work, but only insofar as that compensation may be provided tax free and premium free.

10.2
A statement of expenses must be submitted to the Employer prior to the end of the month following the month in which the expenses were incurred. Expenses can be claimed upon submission of the original receipt(s), specifying the business-related reason for which they were incurred. The Employer will pay the expenses within one month after the Executive has claimed them, provided that the statement of expenses is sufficiently itemised, accompanied by the original receipt(s) and approved by the Employer.

10.3
To compensate the employees occupational expenses the employer awards the employee a net reimbursement of expenses amounting € 90.76 per month based on full time employment

11.
HOLIDAYS

  The Executive will be entitled to number 31 days is minimum in case of fulltime employment days' holiday each calendar year. If the Executive performed work during only a part of the year, the number of days' holiday will be calculated proportionately.

12.
SEVERANCE

12.1
If the Company terminates Executive's employment for any reason other than an urgent reason (dringende reden) as defined in Article 7:678 Dutch Civil Code or Executive terminates employment for Good Reason at any time, Executive shall receive:

(i)
a cash payment equal to one (1) times the Executive's annual base salary and annual bonus at target level in effect on the Termination date payable in the month after the Termination

    Date. Executive may select the matter of payment within the limits of tax law applicable to the Employer in the Netherlands. The Employer will therefore pay the amount in a manner to be determined by the Employee as long as it will be in accordance with Dutch Tax regulations. The Employer awaits payment instructions from the Executive;

  (ii)
  all unvested equity awards that are scheduled to vest within one (1) year following Executive's Termination Date held by the Executive shall fully vest; and

  (iii)
  all vested equity awards must be exercised by the Executive by the earlier the date they cease to be exercisable after termination in accordance with the terms of the CIBER 2004 Incentive Plan as amended and the relevant option expiration date.

13.
TERMINATION UPON CHANGE IN CONTROL.

13.1
If the Company terminates Executive's employment without an urgent reason (dringende reden) as defined in Article 7:678 Dutch Civil Code or Executive terminates employment for Good Reason within the twelve (12) months after a Change in Control, the Executive shall receive:

(i)
a pro-rata bonus with respect to the calendar year in which the Termination date occurred to the extent performance goals related to the bonus have been achieved (to be paid at the same time bonuses are normally paid for the year);

(ii)
a cash payment equal to eighteen (18) months of the Executive's annual basic salary and annual bonus at target level (the Change in Control Payment) payable in the month following the Termination Date;

(iii)
all unvested equity awards held by the Executive shall fully vest, and

(iv)
all vested equity awards must be exercised by the Executive by the earlier of (A) the one-year anniversary of the Termination Date and (B) the option expiration date.

13.2
In the event that Executive becomes entitled to receive any amounts or items under this Article 13, Executive shall not be entitled to receive any amounts of items under Article 12 of this Employment Agreement.

13.3
For the purposes of this Article 13 "Change of Control" means:

(a)
A change in the beneficial ownership of more than 40% of the Parent's shares which carry voting rights;

(b)
a change in the majority of the constitution of the Parent's board of directors within any 24-month period; or

(c)
the liquidation or dissolution of the Parent.

13.4
For purposes of this Employment Agreement, "Good Reason" shall mean, unless otherwise consented to in writing by the Executive:

(i)
a material, adverse and permanent change in the Executive duties and responsibilities as the Executive Vice President and President of the International Division or any diminution in the nature or status of the Executive's duties or responsibilities with the Company or the Group Companies, in all cases other than isolated incidents which, if curable, are promptly remedied by the Company or the Group Companies;

(ii)
a reduction by the Company or the Parent in the Executive's annual base salary, annual incentive compensation opportunity, or long term incentive compensation opportunity (including an adverse change in performance criteria or a decrease in the target amount of annual incentive or long term compensation);

  (iii)
  the Company's or Parent's material and wilful breach of this Employment Agreement that is not cured within thirty (30) days after receipt of notice by Executive specifically citing this section of the Agreement.

13.5
For the avoidance of doubt, an event or condition shall cease to constitute Good Reason one hundred twenty (120) days after the event or condition first occurs if the Executive has not within such period given written notice of his resignation.

14.
RETURN OF MATERIALS

14.1
Upon the termination of Executive's employment with Company, whether voluntary or involuntary, Executive will personally and promptly return to a Company representative all equipment, documents, records, notebooks, disks, or other materials, including all copies, in Executive's possession or control which contain Confidential Information of Company or Company's clients or any other information concerning Company, its products, services, or customers, whether prepared by the Executive or others. Executive understands and agrees that compliance with this paragraph may require that data be removed from Executive's personal computer equipment. Consequently, upon reasonable prior notice, Executive agrees to permit the qualified personnel of Company and/or its contractors access to such computer equipment for that purpose.

15.
RIGHT OF OFFSET

15.1
Executive agrees that Company will have the right to set off against Executive's final wages and other compensation due to Executive any amounts paid or advanced by Company including without limitation training expenses, business expenses, advances, loans and draws.

16.
ILLNESS AND INCAPACITY FOR WORK

16.1
If the Executive is unable to perform the agreed work due to illness, he will remain entitled to continued payment of wages for a maximum period of 104 weeks commencing on the first day of illness.

16.2
During a period of the first 52 weeks of illness the Executive remains entitled to 100% of the last-earned gross base salary. As from the 53rd week up until the 104th week of illness the Executive remains entitled to 70% of the last-earned gross base salary..

17.
CONFIDENTIAL INFORMATION, DATA PROTECTION AND PRIVACY

17.1
In this clause "Confidential Information" shall include without limitation all information belonging to the Company any Group Company or its or their Clients relating to their respective services and products, customers, identities of prospective customer and information such customers that is not generally known to the public, business plans, methods, strategies and practices, internal operations, pricing and billing, financial data, cost, personnel information (including without limitation names, educational background, prior experience and availability), customer and supplier contacts and needs, sales lists, technology, software, computer programs, other documentation, computer systems, inventions, developments, and all other information that might reasonably be deemed confidential.

17.2
The Executive shall not during his employment under this Agreement (save in the proper course of his duties) or except with the prior consent of the Chief Executive or the Board at any time after its termination for any reason whatsoever:

(a)
disclose or communicate to any person, firm or company; or

  (b)
  cause unauthorised disclosure of; or

  (c)
  otherwise make use of

  any Confidential Information that he has or may have acquired in the course of his employment (whether before, on or after the date of this Agreement) and shall use his best endeavours to prevent the unauthorised disclosure or publication of such information.

17.3
Nothing in this clause shall prevent the Executive from using any general knowledge and skills that are not treated by the Company or Group Company as confidential or do not properly belong to the Company or Group Company and that he may have acquired or developed at any time during his employment under this Agreement. The obligations on the Executive set out in this clause shall cease to the extent that the relevant Confidential Information comes into the public domain otherwise than through the default or negligence of the Executive and shall not prevent the Executive from making a protected disclosure within the meaning of section 43A of the Employment Rights Act 1996.

17.4
The Executive consents to the Company or any Group Company holding and otherwise processing data relating to him including disclosing such data to third parties, both electronically and manually, for the purposes of:

(a)
the Company's and any Group Company's administration and management of its or their employees and business; and

(b)
compliance with any applicable procedures, laws and regulations.

17.5
The Executive acknowledges that where the Company or a Group Company operates in an overseas territory, such third parties may include any regulators relevant to the Company's or Group Company's business in such territories.

17.6
The Executive also consents to the transfer, storage and other processing (both electronically and manually) by the Company and any Group Company and the Scheme of any such data outside the European Economic Area (and in particular, but without limitation, to and in the United States and any other country in which the Company and any Group Company operates).

17.7
The Executive shall comply with the Company's policies in force from time to time regarding use of equipment provided to him, including without limitation any telephone or computer.

18.
INTELLECTUAL PROPERTY RIGHTS

18.1
For the purposes of this clause 18

(a)
"Intellectual Property Rights" shall mean all intellectual property rights in any part of the world including:

(i)
patents, utility models, rights to inventions, registered and unregistered trademarks, rights in get-up, rights in domain names, registered designs, unregistered rights in designs, copyrights (including rights in software) and neighbouring rights, database rights, rights in know-how and, in each case, rights of a similar or corresponding character; and

(ii)
all applications and rights to apply for the protection of any of the rights referred to in paragraph (i).

(b)
"Work Results" means all inventions, products, ideas, formulae, processes, know-how, reports, documents, papers, drawings, designs, transparencies, photos, graphics, names or logos, typographical arrangements, software and all other materials or things in whatever form (including but not limited to hard copy and electronic form) devised, prepared, developed, created or made by the Executive (whether alone or with others and whether or not patentable or capable of registration and whether or not recorded in any medium) during the term of this Agreement either:

    (i)
    in the course of his employment under this Agreement; or

    (ii)
    outside the course of his employment if such matters relate to the business of the Company or any Group Company or to projects carried out by the Executive on behalf of the Company or any Group Company.

18.2
The Executive shall keep details of the Work Results confidential.

18.3
All Work Results anywhere in the world shall, to the fullest extent permitted by law, be the exclusive property of the Company. The Executive hereby assigns with full title guarantee to the Company all rights, title and interest in existing and future Intellectual Property Rights in the Work Results. The Executive shall during his employment under this Agreement or at any time after its termination for any reason whatsoever (at the expense of the Company):

(a)
do all acts and execute all documents required by the Company or Group Company to vest absolute legal and beneficial ownership of the Intellectual Property Rights in the Work Results in the Company (or its nominee) or to confirm the vesting of such rights in the Company (or its nominee) or the Group Company or to perfect the Company's (or its nominee's) or Group Company's title to the Intellectual Property Rights in the Work Results anywhere in the world; and

(b)
give to the Company or the Group Company such reasonable assistance as the Company or the Group Company may request in evidencing the Company's (or the Company's nominee's) or Group Company's title to the Intellectual Property Rights in the Work Results anywhere in the World;

(c)
take all steps necessary to procure registration of the Company (or the Company's nominee) or Group Company as proprietor of the Intellectual Property Rights in the Work Results; and

(d)
give to the Company or the Group Company all assistance as may be requested by the Company (or the Company's nominee) or Group Company in demonstrating the validity of and opposing any action or counterclaim to revoke the Intellectual Property Rights in the Work Results;

  in each case, without limitation, providing evidence of use of any of the Intellectual Property Rights.

18.4
The Executive hereby irrevocably appoints the Company as his attorney to sign or execute any and all agreements, instruments, deeds or other papers and do all things in the name of the Executive as may be necessary or desirable to implement the obligations of the Executive under clause 18.

18.5
The Executive waives irrevocably all moral rights arising from the Work Results anywhere in the world to the fullest extent permitted by law.

19.
PROTECTION OF BUSINESS INTERESTS

19.1
The Executive agrees to abide by the provisions set out in the Schedule.

20.
PREVIOUS AGREEMENTS

20.1
This Employment Agreement shall take effect in substitution for all previous agreements and arrangements (whether written, oral or implied) between the Company and the Executive relating to his employment. All such previous agreements and arrangements shall be deemed to have been terminated by mutual consent with effect from the commencement of the Employment Agreement. The Executive acknowledges that, on entering into this Employment Agreement, he has no outstanding claims against the Company or any Group Company.

21.
APPLICABLE LAW

21.1
This Employment Agreement will be governed by the laws of the Netherlands.

21.2
Any dispute(s) that may arise with respect to this Employment Agreement and the appendices will be brought before Dutch court(s).

Drawn up in duplicate originals and signed in Eindhoven on 19/10 2011

CIBER International B.V.	/s/ T.J.C. VAN DEN BERG T.J.C. Van den Berg

By:	/s/ CLAUDE J. PUMILIA Claude J. Pumilia Vice President & Treasurer of CIBER International, Inc., General Partner of CIBER International B.V.

 THE SCHEDULE

Protection of business interests

1.
Definitions

  In this Schedule:

  "Business" means the business or businesses of the Company or any Group Company in or with which the Executive has been involved or concerned at any time during the period of 12 months prior to the Termination Date;

  "directly or indirectly" means the Executive acting either alone or jointly with or on behalf of or by means of any other person, firm or company whether as principal, partner, manager, employee, contractor, director, consultant, investor or otherwise;

  "Key Personnel" means any person who is at the Termination Date or was at any time during the period of 12 months prior to the Termination Date employed by or engaged in the Business in an executive or senior managerial or technical capacity and with whom the Executive has had dealings other than in a minimal and non-material way at any time during the said period;

  "Prospective Associate" means any person, firm or company to whom or which at any time during the period of 6 months prior to the Termination Date the Company or any Group Company was actively and directly seeking to supply goods and/or services for the purposes of the Business and with whom or which the Executive has had dealings other than in a minimal and non-material way at any time during the said period;

  "Relevant Associate" means any person, firm or company who or that at any time during the period of 12 months prior to the Termination Date is or was a client or customer of the Company or any Group Company or was in the habit of dealing under contract with the Company or any Group Company and with whom or which the Executive has had dealings other than in a minimal and non-material way at any time during the said period;

  "Relevant Period" means the period of 12 months after the Termination Date;

  "Relevant Supplier" means any person, firm or company who or that at any time during the period of 12 months prior to the Termination Date was a supplier of any goods or services (other than utilities and goods or services supplied for administrative purposes) to the Company or any Group Company and with whom or which the Executive has had dealings other than in a minimal and non-material way at any time during the said period.

  "Termination Date" means the date on which the Employment Agreement of the Executive under this Agreement shall terminate.

2.
RESTRICTIONS AND OBLIGATIONS

2.1
The Executive shall not without the prior written consent of the Board directly or indirectly at any time during the Relevant Period:

(a)
(i) solicit or entice or endeavour to solicit or entice business from; or

(ii)
deal with

    any Relevant Associate or Prospective Associate for the purposes of any business which at any time during the Relevant Period competes or will compete or seeks to compete with the Business;

  (b)
  solicit or entice or endeavour to solicit or entice away from the Company or any Group Company any Key Personnel;

  (c)
  employ or engage or endeavour to employ or engage any Key Personnel; and

  (d)
  interfere or endeavour to interfere with the continuance of supplies to the Company and/or any Group Company (or the terms relating to those supplies) by any Relevant Supplier.

2.2
The Executive acknowledges (having taken appropriate legal advice) that the provisions of this Schedule are fair, reasonable and necessary to protect the goodwill and interests of the Company and any Group Company.

2.3
The Executive acknowledges that the provisions of this Schedule shall constitute severable undertakings given for the benefit of the Company and each Group Company and may be enforced by the Company on behalf of all or any of them.

2.4
If any of the restrictions or obligations contained in this Schedule is held not to be valid on the basis that it exceeds what is reasonable for the protection of the goodwill and interests of the Company and any Group Company but would be valid if part of the wording were deleted then such restriction or obligation shall apply with such deletions as may be necessary to make it enforceable.

2.5
The Executive acknowledges and agrees that he shall be obliged to draw the provisions of this Schedule to the attention of any third party who may at any time before or after the termination of the Executive's employment under this Employment Agreement offer to employ or engage the Executive and for or with whom the Executive intends to work within the Relevant Period.

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  Exhibit 10.29
EMPLOYMENT AGREEMENT
THE SCHEDULE Protection of business interests